As of April 30, 2015, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

Asia Great Consumer Fund
Morgan Stanley Smith Barney LLC                  26.16%

Global Great Consumer Fund
Mirae Asset Global Investments USA LLC           27.10%



As of April 30, 2015, the following persons or entities no longer own more than 25% of a funds voting security.

Person/Entity

Asia Great Consumer Fund
Mirae Asset Securities HK Limited		8.91%